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(212) 446-4900

September 12, 2024

Allspring Funds Trust
1415 Vantage Park Drive, 3rd Floor Charlotte, NC 28203

Ladies and Gentlemen:

We have acted as counsel for you, Allspring Funds Trust, a Delaware statutory trust (the “Trust”), pursuant to that certain Agreement and Plan of Reorganization, dated as of July 3, 2024 (the “Plan”), adopted with respect to Allspring Government Money Market Fund (“Acquiring Fund”) and Allspring Heritage Money Market Fund (“Target Fund”), each a series of the Trust. Pursuant to the Plan, the Target Fund will transfer all of its assets and liabilities to the Acquiring Fund in exchange solely for the Acquiring Fund’s Administrator Class, Institutional Class and Select Class shares of beneficial interest1 (“Acquiring Fund Shares”), and the assumption by the Acquiring Fund of the liabilities of the Target Fund, and the distribution, after the Closing Date, of the Acquiring Fund Shares to the shareholders of the Target Fund in liquidation of the Target Fund (the “Reorganization”).

We are furnishing this opinion to you pursuant to Section 6(d) of the Plan. This opinion relates to the Reorganization’s qualification as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

In providing our opinion, we have examined the Plan, the Registration Statement on Form N-14 filed by the Trust (File No. 333-280096) (as amended or supplemented through the date hereof, the “Registration Statement”), including the Prospectus/Information Statement forming a part thereof, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Reorganization was

NTD: The holders of Service Class shares in the Target Fund will receive Administrator Class shares in the Acquiring Fund. The holders of Administrator Class shares in the Target Fund will receive Institutional Class shares in the Acquiring Fund. The holders of Institutional Class shares in the Target Fund will receive Institutional Class shares in the Acquiring Fund. The holders of Select Class shares in the Target Fund will receive Select Class shares in the Acquiring Fund. The Acquiring Fund also offers Class A, Roberts & Ryan Class, Service Class, Sweep Class and Tribal Inclusion Class shares but will not issue any such shares in the Reorganization.

consummated in accordance with the provisions of the Plan and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the Reorganization and the parties thereto set forth in the Plan and in the Registration Statement are true, complete and correct as of the Closing Date and as of the date hereof, (iii) the statements and representations made by the Trust with respect to the Acquiring Fund and the Target Fund in the officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the Closing Date and the date hereof, (iv) any such statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without regard to such qualification, and (v) the Trust, Acquiring Fund and Target Fund will treat the Reorganization for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the Reorganization was consummated in a manner that is different from the manner described in the Plan or the Registration Statement, our opinion as expressed below may be adversely affected. We undertake no responsibility to advise you of any factual developments arising after the date hereof or to supplement or otherwise revise our opinion to reflect any such developments.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the Reorganization qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Our opinion is limited to the
U.S. federal income tax issues specifically addressed herein, and no opinion is expressed or should be inferred as to any other U.S. federal income tax issues or the tax consequences under any state, local or foreign laws or with respect to other areas of U.S. federal taxation.

Our opinion is based on existing provisions of the Code, Treasury Regulations promulgated thereunder, current published administrative rules, regulations and pronouncements of the Internal Revenue Service and case law, in each case, in effect on the date hereof, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Reorganization, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We undertake no responsibility to advise or inform you of any legal developments arising after the date hereof or to supplement or otherwise revise our opinion to reflect any such developments. Our opinion is not binding on the IRS or any court and there is no assurance or guarantee that the IRS or a court will agree with our conclusions.

We are furnishing this opinion solely in connection with the Reorganization, and it is not to be relied upon for any other purpose. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Kirkland & Ellis LLP